Mail Stop 4628
                                                          October 11, 2018


David J. Matlin
Chief Executive Officer
Matlin & Partners Acquisition Corporation
585 Weed Street
New Canaan, CT 06840

       Re:     Matlin & Partners Acquisition Corporation
               Preliminary Proxy Statement on Schedule 14A
               Filed August 9, 2018
               File No. 1-38025

Dear Mr. Matlin:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                          Sincerely,

                                                          /s/ Loan Lauren P.
Nguyen for

                                                          John Reynolds
                                                          Assistant Director
                                                          Office of Natural
Resources



cc:    Charles H. Still, Jr.
       Bracewell LLP